Exhibit 99.2
For Immediate News Release
February 5, 2020

AVALONBAY COMMUNITIES, INC. ANNOUNCES
2019 OPERATING RESULTS, 4.6% DIVIDEND INCREASE
AND INITIAL 2020 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended December 31, 2019 was $167,650,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) for the three months ended December 31, 2019 of 57.0% to $1.20 from $2.79 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended December 31, 2019 increased 9.7% to $2.38 from $2.17 for the prior year period. Core FFO per share (as defined in this release) for the three months ended December 31, 2019 increased 5.2% to $2.43 from $2.31 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended December 31, 2019 to its results for the prior year period:

Q4 2019 Results Compared to Q4 2018
	Per Share (1)
	EPS	FFO	Core FFO
Q4 2018 per share reported results	$2.79	$2.17	$2.31
Established and Redevelopment Community NOI	0.07	0.07	0.07
Development and Other Stabilized Community NOI	0.10	0.10	0.10
Capital markets and transaction activity	0.03	0.02	(0.06)
Joint venture income	0.01	0.01	0.01
Overhead and other	0.02	0.02	—
Income tax expense	(0.01)	(0.01)	—
Gain on sale of real estate and depreciation expense	(1.81)	—	—
Q4 2019 per share reported results	$1.20	$2.38	$2.43

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 15, table 4.

For the year ended December 31, 2019, EPS decreased 20.1% to $5.63 from $7.05 for the prior year, FFO per share increased 4.2% to $9.18 from $8.81 for the prior year, and Core FFO per share increased 3.8% to $9.34 from $9.00 for the prior year.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the full year 2019 to its results for the full year 2018:

Full Year 2019 Results
Comparison to Full Year 2018

	Per Share (1)
	EPS	FFO	Core FFO

2018 per share reported results	$7.05	$8.81	$9.00
Established and Redevelopment Community NOI	0.30	0.30	0.30
Development and Other Stabilized Community NOI	0.33	0.33	0.32
Capital markets and transaction activity	(0.15)	(0.17)	(0.26)
Joint venture income	0.05	0.05	0.05
Overhead and other	(0.04)	(0.04)	(0.07)
Income tax expense	(0.10)	(0.10)	—
Gain on sale of real estate and depreciation expense	(1.81)	—	—
2019 per share reported results	$5.63	$9.18	$9.34

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 15, table 4.

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

Established Communities Operating Results for the Three Months Ended December 31, 2019 Compared to the Prior Year Period (a)

For Established Communities, total revenue increased $11,456,000, or 2.5%, to $463,308,000. Operating expenses for Established Communities increased $3,270,000, or 2.6%, to $127,825,000. NOI for Established Communities increased $8,186,000, or 2.5%, to $335,483,000. Rental revenue for Established Communities increased 2.5% as a result of an increase in Average Rental Rates of 2.4% and Economic Occupancy of 0.1%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended December 31, 2019 compared to the three months ended December 31, 2018:

Q4 2019 Compared to Q4 2018
	Rental Revenue (1)(2)	Opex (2)(3)	NOI	% of NOI (4)
New England	3.2%	2.9%	3.5%	14.3%
Metro NY/NJ	1.9%	2.3%	1.9%	22.7%
Mid-Atlantic	3.0%	0.9%	3.8%	16.1%
Pacific NW	2.2%	12.0%	(0.9)%	6.2%
No. California	2.6%	3.3%	2.4%	20.3%
So. California	2.3%	1.1%	2.8%	20.4%
Total	2.5%	2.6%	2.5%	100.0%

(1) See Attachment 4, Quarterly Rental Revenue and Occupancy Changes, for additional detail.
(2) 2018 results have been adjusted to reflect uncollectible lease revenue as an adjustment to revenue. See Attachment 15, table 1.
(3) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.
(4) Represents % of total NOI for Q4 2019 in the presented regions, including amounts related to communities that have been sold or that are classified as held for sale.

Established Communities Operating Results for the Year Ended December 31, 2019 Compared to the Prior Year (a)

For Established Communities, total revenue increased $53,226,000, or 3.0%, to $1,836,339,000. Operating expenses for Established Communities increased $14,077,000, or 2.8%, to $518,867,000. NOI for Established Communities increased $39,149,000, or 3.1%, to $1,317,472,000. Rental revenue for Established Communities increased 2.9% as a result of an increase in Average Rental Rates of 3.0%, partially offset by a decrease in Economic Occupancy of 0.1%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2019 compared to the year ended December 31, 2018:

Full Year 2019 Compared to Full Year 2018
	Rental Revenue (1)(2)	Opex (2)(3)	NOI	% of NOI (4)
New England	3.1%	2.3%	3.5%	14.3%
Metro NY/NJ	2.6%	2.9%	2.6%	22.6%
Mid-Atlantic	3.0%	2.2%	3.3%	16.0%
Pacific NW	3.7%	0.9%	4.9%	5.9%
No. California	3.0%	3.3%	3.0%	20.6%
So. California	2.9%	3.6%	2.7%	20.6%
Total	2.9%	2.8%	3.1%	100.0%

(1) See Attachment 6, Full Year Rental Revenue and Occupancy Changes, for additional detail.
(2) 2018 results have been adjusted to reflect uncollectible lease revenue as an adjustment to revenue. See Attachment 15, table 1.
(3) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.
(4) Represents % of total NOI for Full Year 2019 in the presented regions, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended December 31, 2019, the Company completed the development of three apartment communities:

•	Avalon Boonton, located in Boonton, NJ;

•	Avalon Belltown Towers, located in Seattle, WA; and

•	Avalon Saugus, located in Saugus, MA.

These communities contain an aggregate of 904 apartment homes and 34,000 square feet of retail space, and were constructed for a Total Capital Cost of $333,000,000.

During the three months ended December 31, 2019, the Company started the construction of five apartment communities:

•	Avalon Acton II, located in Acton, MA;

•	Avalon Woburn, located in Woburn, MA;

•	AVA RiNo, located in Denver, CO;

•	Avalon Monrovia, located in Monrovia, CA; and

•	Avalon Alderwood Mall, located in Lynnwood, WA, which is being developed by the Company through an unconsolidated joint venture in which the Company owns a 50% interest.

(a) Historically, the Company presented charges related to uncollectible lease revenue in operating expenses. With the Company’s adoption of ASU 2016-02, Leases, the Company is presenting such charges as an adjustment to revenue in its consolidated GAAP financial statements on a prospective basis, beginning January 1, 2019. However, for reported segment financial information, including for Established Communities, the Company has also included such charges as an adjustment to revenue for all prior year periods presented in order to provide comparability. Refer to Attachment 15, table 1, for additional detail and a reconciliation.
Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

These communities are expected to contain an aggregate of 1,164 apartment homes and will be developed for an aggregate estimated Total Capital Cost of $362,000,000 at share.

During 2019, the Company:

•
completed the development of seven apartment communities containing an aggregate of 2,027 apartment homes and 34,000 square feet of retail space for an aggregate Total Capital Cost of $667,000,000; and

•
commenced the development of eight apartment communities, which in the aggregate are expected to contain 2,377 apartment homes, and are expected to be completed for an aggregate Total Capital Cost of $794,000,000 at share.

At December 31, 2019, the Company had 22 Development Communities under construction that in the aggregate are expected to contain 6,960 apartment homes and 64,000 square feet of retail space. Estimated Total Capital Cost at completion for these Development Communities is $2,541,000,000 at share.

The Park Loggia, located in New York, NY, is a mixed-used development with a Total Capital Cost of $626,000,000 that contains 172 for-sale residential condominiums and 67,000 square feet of retail space. The Company completed the development of the for-sale residential condominiums and the retail space in the fourth quarter of 2019. The Company is proceeding with the sale of the residential condominiums and commenced initial closings in 2020.

The projected Total Capital Cost of Development Rights at December 31, 2019 remained consistent with the prior quarter at $4.2 billion.

Acquisition Activity

During the three months ended December 31, 2019, the Company acquired Avalon Toscana, located in Margate, FL, containing 240 apartment homes, for a purchase price of $60,250,000.

Additionally, the Company acquired AVA North Point, an unencumbered 265 apartment home community located in Cambridge, MA. AVA North Point was previously owned by North Point II JV, LP, an unconsolidated joint venture in which the Company held a 55.0% ownership interest. The Company paid $71,280,000 for its venture partner's 45.0% interest in the community.

During the year ended December 31, 2019, the Company acquired five wholly-owned operating communities containing an aggregate of 1,175 apartment homes for an aggregate purchase price of $345,450,000, in addition to its purchase of its venture partner's 45.0% interest in AVA North Point.

Disposition Activity

Consolidated Apartment Communities

During the year ended December 31, 2019, the Company sold six wholly-owned operating communities containing an aggregate of 1,660 apartment homes. These assets were sold for $427,600,000 and a weighted average Initial Year Market Cap Rate of 4.6%, resulting in a gain in accordance with GAAP of $166,105,000 and an Economic Gain of $70,872,000.

In January 2020, the Company sold Avalon Shelton, a wholly-owned operating community, located in Shelton, CT. Avalon Shelton contains 250 apartment homes and was sold for $64,750,000.

Unconsolidated Real Estate Investments

U.S. Fund

During the three months ended December 31, 2019, Multifamily Partners AC LP (the "U.S. Fund"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of 28.6%, sold its leasehold interest in Avalon Marina Bay containing 205 apartment homes and the adjacent marina, The Harbor at Marina Bay, containing 229 boat slips, for an aggregate sales price of $86,000,000.

Liquidity and Capital Markets

At December 31, 2019, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility and had $127,614,000 in unrestricted cash and cash in escrow.

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

During the three months ended December 31, 2019, the Company repaid $65,749,000 principal amount of a 3.38% fixed rate secured mortgage note at par at its maturity date.

Additionally, during the three months ended December 31, 2019, pursuant to the forward equity sale contract entered into in September 2019, the Company issued 947,868 shares of common stock at a settlement price of $207.96 per share, for net proceeds of $197,122,000. The forward price was established based on the stock price during intraday trading on September 25, 2019, the contract execution date. The final sales price and proceeds received by the Company were determined on the date of settlement, with adjustments during the term of the contract for the Company’s dividends as well as for a daily interest factor that varied with changes in the Overnight Bank Funding Rate.

During the year ended December 31, 2019, the Company had the following debt activity:

•
The Company issued $450,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of $446,877,000. The notes mature in June 2029 and were issued with a 3.30% coupon. The effective interest rate of the notes is 3.66%, including the impact of an interest rate hedge and offering costs.

•
The Company reduced its outstanding secured indebtedness by $189,251,000. The Company repaid $219,501,000 principal amount of mortgage notes secured by seven operating communities, at par, of which $140,389,000 was variable rate and $79,112,000 was fixed rate with a weighted average effective interest rate of 3.22%. The Company utilized $47,174,000 of restricted cash held in principal reserve funds as partial repayment of this indebtedness. These repayments were partially offset by a 3.26% fixed rate $30,250,000 secured mortgage that matures in August 2029, which was entered into in conjunction with the acquisition of a community.

During the year ended December 31, 2019, the Company had the following common stock sales activity:

•
In the fourth quarter of 2019, under the Company's current continuous equity program, the Company issued 947,868 shares of common stock for net proceeds of $197,122,000 in settlement of the forward contract entered into September 2019.

•	During the first half of 2019, the Company issued 994,634 shares of common stock for net proceeds of $196,700,000 under both the Company's previous and current continuous equity programs.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the fourth quarter of 2019 was 4.6 times.

First Quarter 2020 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2020 of $1.59 per share on the Company’s common stock (par value of $0.01 per share). The declared dividend is a 4.6% increase over the Company’s prior quarterly dividend of $1.52 per share. The dividend is payable on April 15, 2020 to common stockholders of record as of March 31, 2020.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the relationship of the current common dividend distribution to the Company’s Core FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate investment trusts and expected growth in taxable income.

2020 Financial Outlook

The following presents a summary of the Company's financial outlook for 2020, further details for which are provided on Attachment 14.

For its full year 2020 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Full Year 2020
	Low		High
Projected EPS	$5.89	-	$6.29
Projected FFO per share	$9.46	-	$9.86
Projected Core FFO per share	$9.62	-	$10.02

(1) See Attachment 15, table 9, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

The following table compares the 2020 full year outlook for EPS, FFO per share and Core FFO per share to the Company's actual results for the full year 2019:

Full Year 2020 Outlook
Comparison to Full Year 2019 Results

	Per Share
	EPS	FFO	Core FFO

2019 per share reported results	$5.63	$9.18	$9.34
Established and Redevelopment Community NOI	0.33	0.33	0.33
Development and Other Stabilized Community NOI	0.42	0.42	0.43
Capital markets and transaction activity	(0.22)	(0.22)	(0.18)
Joint venture income	(0.05)	(0.05)	(0.04)
Overhead and other	(0.09)	(0.09)	(0.06)
Income tax expense	0.09	0.09	—
Gain on sale of real estate and depreciation expense	(0.02)	—	—
2020 per share outlook (1)	$6.09	$9.66	$9.82

(1) Represents the mid-point of the Company's February 2020 outlook.

First Quarter Conference Schedule

Management is scheduled to present at Citi's Global Property CEO Conference from March 1 - 4, 2020. During this conference, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company's presentation will be available in advance of the conference event on the Company's website at http:// www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on February 6, 2020 at 1:00 PM ET to review and answer questions about this release, its fourth quarter 2019 results, the Attachments (described below) and related matters. To participate on the call, dial 888-220-8451 and use conference id: 1276724.

To hear a replay of the call, which will be available from February 6, 2020 at 6:00 PM ET to February 13, 2020 at 6:00 PM ET, dial 888-203-1112 and use conference id: 1276724. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on February 6, 2020.

About AvalonBay Communities, Inc.

As of December 31, 2019, the Company owned or held a direct or indirect ownership interest in 297 apartment communities containing 86,846 apartment homes in 11 states and the District of Columbia, of which 22 communities were under development and two communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas primarily in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2020 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 15, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 15 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

Avalon Saugus
Saugus, MA

AVA Esterra Park
Redmond, WA

eaves Seal Beach
Seal Beach, CA

FOURTH QUARTER 2019

Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon**, **AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay COMMUNITIES

 FOURTH QUARTER 2019

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information...........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile - Established Communities
Quarterly Rental Revenue and Occupancy Changes....................................................................................................	Attachment 4
Sequential Quarterly Rental Revenue and Occupancy Changes..................................................................................	Attachment 5
Full Year Rental Revenue and Occupancy Changes...............................................................................................	Attachment 6
Operating Expenses ("Opex")........................................................................................................................................	Attachment 7

Development, Joint Venture, Debt Profile and Disposition Activity
Expensed Community Maintenance Costs and Capitalized Community Expenditures.................................................	Attachment 8
Development Communities............................................................................................................................................	Attachment 9
Future Development......................................................................................................................................................	Attachment 10
Unconsolidated Real Estate Investments......................................................................................................................	Attachment 11
Debt Structure and Select Debt Metrics.........................................................................................................................	Attachment 12
Summary of Disposition Activity.....................................................................................................................................	Attachment 13

Financial Outlook
2020 Financial Outlook..................................................................................................................................................	Attachment 14

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 15

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 9, 10, 14 and 15, contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies these attachments. Among other risks, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information
December 31, 2019
(Dollars in thousands except per share data)
(unaudited)

	Q4	Q4		Full Year	Full Year
	2019	2018	% Change	2019	2018	% Change
Revenue:
Rental and other income (1)	$592,089	$577,702	2.5%	$2,319,666	$2,280,963	1.7%
Management, development and other fees	1,477	820	80.1%	4,960	3,572	38.9%
Total	593,566	578,522	2.6%	2,324,626	2,284,535	1.8%
Operating expenses:
Direct property operating expenses, excluding property taxes (1)	103,749	107,983	(3.9)%	427,114	441,155	(3.2)%
Property taxes	65,071	60,442	7.7%	252,961	241,563	4.7%
Property management and other indirect operating expenses	21,573	22,680	(4.9)%	88,031	83,838	5.0%
Total operating expenses	190,393	191,105	(0.4)%	768,106	766,556	0.2%

Interest expense, net	(54,190)	(55,180)	(1.8)%	(203,585)	(220,974)	(7.9)%
Loss on extinguishment of debt, net	—	(14,775)	(100.0)%	(602)	(17,492)	(96.6)%
General and administrative expense (2)	(12,602)	(15,985)	(21.2)%	(58,042)	(60,369)	(3.9)%
Joint venture income (3)	7,872	2,710	190.5%	8,652	15,270	(43.3)%
Expensed transaction, development and other pursuit costs, net of recoveries	(2,428)	(1,052)	130.8%	(4,991)	(3,265)	52.9%
Depreciation expense	(171,364)	(158,914)	7.8%	(661,578)	(631,196)	4.8%
Income tax (expense) benefit (4)	(1,825)	247	N/A	(13,003)	160	N/A
Casualty and impairment loss, net (4)	—	(826)	(100.0)%	—	(215)	(100.0)%
Gain on sale of communities (5)	256	242,532	(99.9)%	166,105	374,976	(55.7)%
Gain on other real estate transactions	65	9	622.2%	439	345	27.2%
For-sale condominium marketing and administrative costs (4)	(1,286)	(547)	135.1%	(3,812)	(1,044)	265.1%
Net income	167,671	385,636	(56.5)%	786,103	974,175	(19.3)%

Net (income) loss attributable to noncontrolling interests	(21)	98	N/A	(129)	350	N/A
Net income attributable to common stockholders	$167,650	$385,734	(56.5)%	$785,974	$974,525	(19.3)%

Net income attributable to common stockholders per common share - basic	$1.20	$2.79	(57.0)%	$5.64	$7.05	(20.0)%
Net income attributable to common stockholders per common share - diluted	$1.20	$2.79	(57.0)%	$5.63	$7.05	(20.1)%

FFO (4)	$332,932	$300,032	11.0%	$1,280,690	$1,218,752	5.1%
Per common share - diluted	$2.38	$2.17	9.7%	$9.18	$8.81	4.2%

Core FFO (4)	$339,906	$319,521	6.4%	$1,303,207	$1,244,286	4.7%
Per common share - diluted	$2.43	$2.31	5.2%	$9.34	$9.00	3.8%

Dividends declared - common	$214,046	$203,750	5.1%	$851,287	$813,722	4.6%
Per common share	$1.52	$1.47	3.4%	$6.08	$5.88	3.4%

Average shares and participating securities outstanding - basic	139,761,996	138,322,285	1.0%	139,420,111	138,247,513	0.8%
Average shares outstanding - diluted	139,968,027	138,463,943	1.1%	139,571,550	138,289,241	0.9%
Total outstanding common shares and operating partnership units	140,651,462	138,515,924	1.5%	140,651,462	138,515,924	1.5%

(1)
Historically, the Company presented charges related to uncollectible lease revenue in operating expenses. With the Company’s adoption of ASU 2016-02, Leases, the Company is presenting such charges as an adjustment to revenue in its consolidated GAAP financial statements on a prospective basis, beginning January 1, 2019.

(2)	Amounts include legal settlement proceeds as detailed in Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 4.

(3)	Joint venture income includes amounts related to disposition activity as well as amounts earned for the Company's promoted interest.

(4)	For additional detail, see Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 4.

(5)
Amounts for the three months and year ended December 31, 2018 include 100% of the gain recognized on the contribution of five operating communities to the NYC Joint Venture in which the Company has retained a 20.0% ownership interest.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
December 31, 2019
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2019	2018

Real estate	$21,796,900	$20,424,325
Less accumulated depreciation	(5,164,398)	(4,601,447)

Net operating real estate	16,632,502	15,822,878
Construction in progress, including land	1,303,751	1,768,132
Land held for development	—	84,712
For-sale condominium inventory (1)	457,809	—
Real estate assets held for sale, net	38,927	55,208

Total real estate, net	18,432,989	17,730,930

Cash and cash equivalents	39,687	91,659
Cash in escrow	87,927	126,205
Resident security deposits	34,224	31,816
Investments in unconsolidated real estate entities	165,806	217,432
Other assets	360,418	182,158

Total assets	$19,121,051	$18,380,200

Unsecured notes, net	$6,358,648	$5,905,993
Unsecured credit facility	—	—
Notes payable, net	937,642	1,134,270
Resident security deposits	61,752	58,415
Other liabilities	769,559	645,672
Total liabilities	8,127,601	7,744,350

Redeemable noncontrolling interests	3,252	3,244
Equity	10,990,198	10,632,606

Total liabilities and equity	$19,121,051	$18,380,200

(1) Includes the aggregate carrying value of the completed for-sale residential condominiums of The Park Loggia development.

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
December 31, 2019
(Dollars in thousands, except per home data)
(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment	December	September	June	March	December
	Homes	31, 2019	30, 2019	30, 2019	31, 2019	31, 2018
RENTAL REVENUE (2)(3)
Established	59,802	$462,797	$462,054	$457,495	$452,026	$451,520
Other Stabilized (4)	10,677	77,693	75,969	72,942	69,793	70,333
Redevelopment	3,941	30,931	30,866	30,089	29,269	29,390
Development	8,659	18,116	12,977	7,418	3,767	2,277
Total Consolidated Communities	83,079	$589,537	$581,866	$567,944	$554,855	$553,520

OPERATING EXPENSE (3)
Established		$127,825	$134,221	$130,817	$126,004	$124,555
Other Stabilized (4)		24,449	25,507	23,611	22,341	21,598
Redevelopment		9,558	9,862	9,459	9,242	9,230
Development		6,566	5,209	3,940	2,341	1,179
Total Consolidated Communities		$168,398	$174,799	$167,827	$159,928	$156,562

NOI (5)
Established		$335,483	$328,216	$327,285	$326,488	$327,297
Other Stabilized (4)		53,823	51,205	49,560	47,857	45,508
Redevelopment		21,382	21,010	20,629	20,030	20,162
Development		11,559	7,773	3,481	1,429	1,099
Total Consolidated Communities		$422,247	$408,204	$400,955	$395,804	$394,066

AVERAGE REVENUE PER OCCUPIED HOME (6)
Established		$2,682	$2,685	$2,654	$2,625	$2,620
Other Stabilized (4)		$2,640	$2,648	$2,653	$2,613	$2,610
Redevelopment		$2,772	$2,756	$2,681	$2,645	$2,640

ECONOMIC OCCUPANCY (6)
Established		96.2%	95.9%	96.1%	96.0%	96.1%
Other Stabilized (4)		95.1%	95.4%	94.6%	94.4%	94.4%
Redevelopment		94.4%	94.7%	94.9%	93.6%	94.2%

ESTABLISHED COMMUNITIES TURNOVER (7)
Current year period / Prior year period		40.1% / 42.2%	65.3% / 67.4%	56.5% / 58.1%	41.6% / 44.2%	42.2% / 45.2%
Current year period YTD / Prior year period YTD		50.9% / 53.0%				53.0% / 53.0%

(1)	Includes consolidated communities and excludes amounts related to communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income and business interruption insurance proceeds.
(3)
Q4 2018 results have been adjusted to reflect uncollectible lease revenue as a reduction of revenue for comparable presentation to the Q1, Q2, Q3 and Q4 2019 results. See Attachment 15, table 2, for additional detail and reconciliations.

(4)
Results for these communities for quarters prior to January 1, 2019 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(5)	See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)	For per home rent projections and Economic Occupancy for Development Communities currently under construction and/or completed in Q4 2019, see Attachment 9 - Development Communities.
(7)	Turnover represents the annualized number of units turned over during the period, divided by the total number of apartment homes for Established Communities for the respective reporting period.

ESTABLISHED COMMUNITIES LIKE-TERM EFFECTIVE RENT CHANGE (5)

	Q4 2019	Q4 2018
New England	2.6%	2.9%
Metro NY/NJ	2.1%	3.0%
Mid-Atlantic	2.2%	2.1%
Pacific NW	2.3%	2.1%
No. California	0.8%	3.0%
So. California	1.2%	2.2%
Total	1.7%	2.6%

Attachment 4
AvalonBay Communities, Inc.
Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
December 31, 2019
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
												% Change incl. Redev (3)
		Q4 19	Q4 18	% Change	Q4 19	Q4 18	% Change	Q4 19	Q4 18	% Change
New England
Boston, MA	7,045	$2,748	$2,644	3.9%	95.6%	96.1%	(0.5)%	$55,521	$53,688	3.4%		3.7%
Fairfield, CT	1,121	2,451	2,420	1.3%	96.9%	96.2%	0.7%	7,988	7,828	2.0%		1.6%
New England	8,166	2,707	2,615	3.5%	95.8%	96.1%	(0.3)%	63,509	61,516	3.2%		3.4%

Metro NY/NJ
New York City, NY	3,058	3,838	3,716	3.3%	96.7%	96.4%	0.3%	34,059	32,871	3.6%		3.5%
New York - Suburban	3,533	3,246	3,183	2.0%	95.3%	96.2%	(0.9)%	32,805	32,460	1.1%		1.2%
New Jersey	4,872	2,571	2,549	0.9%	96.8%	96.5%	0.3%	36,391	35,967	1.2%		1.5%
Metro NY/NJ	11,463	3,117	3,056	2.0%	96.3%	96.4%	(0.1)%	103,255	101,298	1.9%		2.1%

Mid-Atlantic
Washington Metro/Baltimore, MD	11,232	2,279	2,213	3.0%	96.2%	96.2%	0.0%	73,858	71,740	3.0%		3.5%
Mid-Atlantic	11,232	2,279	2,213	3.0%	96.2%	96.2%	0.0%	73,858	71,740	3.0%		3.5%

Pacific Northwest
Seattle, WA	4,116	2,379	2,340	1.7%	96.2%	95.7%	0.5%	28,266	27,648	2.2%		2.6%
Pacific Northwest	4,116	2,379	2,340	1.7%	96.2%	95.7%	0.5%	28,266	27,648	2.2%		2.6%

Northern California
San Jose, CA	3,535	3,185	3,061	4.1%	96.1%	95.9%	0.2%	32,466	31,137	4.3%		4.0%
Oakland-East Bay, CA	3,252	2,633	2,597	1.4%	96.6%	96.0%	0.6%	24,812	24,315	2.0%		2.3%
San Francisco, CA	3,349	3,541	3,504	1.1%	96.3%	96.0%	0.3%	34,270	33,788	1.4%		1.4%
Northern California	10,136	3,126	3,059	2.2%	96.3%	95.9%	0.4%	91,548	89,240	2.6%		2.6%

Southern California
Los Angeles, CA	9,802	2,510	2,459	2.1%	96.0%	95.9%	0.1%	70,892	69,397	2.2%		2.9%
Orange County, CA	2,821	2,238	2,194	2.0%	96.1%	95.7%	0.4%	18,197	17,765	2.4%		3.7%
San Diego, CA	2,066	2,216	2,169	2.2%	96.6%	96.0%	0.6%	13,272	12,916	2.8%		2.8%
Southern California	14,689	2,417	2,368	2.1%	96.1%	95.9%	0.2%	102,361	100,078	2.3%		3.0%

Total Established	59,802	$2,682	$2,620	2.4%	96.2%	96.1%	0.1%	$462,797	$451,520	2.5%	(4)	2.8%

(1)
Established Communities are communities with Stabilized Operations as of January 1, 2018 such that a comparison of Q4 2018 to Q4 2019 is meaningful. Q4 2018 operating results for Established Communities have been adjusted to reflect uncollectible lease revenue as a reduction of revenue for comparable presentation to Q4 2019 operating results. See Attachment 15, table 1, for additional detail and a reconciliation.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)
Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities, excluding those with operations impacted by a casualty loss, as part of its Established Communities portfolio.

(4)
With concessions reflected on a cash basis, rental revenue from Established Communities increased 2.4% from Q4 2018 to Q4 2019. See Attachment 15, table 10, for additional detail and a reconciliation. With uncollectible lease revenue included as a component of operating expenses instead of as an adjustment to revenue, rental revenue from Established Communities would have increased 2.7%. See Attachment 15, table 1, for additional detail and a reconciliation.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
December 31, 2019
 (unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
												% Change incl. Redev (3)
		Q4 19	Q3 19	% Change	Q4 19	Q3 19	% Change	Q4 19	Q3 19	% Change
New England
Boston, MA	7,045	$2,748	$2,729	0.7%	95.6%	96.0%	(0.4)%	$55,521	$55,370	0.3%		0.1%
Fairfield, CT	1,121	2,451	2,449	0.1%	96.9%	95.8%	1.1%	7,988	7,892	1.2%		0.7%
New England	8,166	2,707	2,691	0.6%	95.8%	96.0%	(0.2)%	63,509	63,262	0.4%		0.2%

Metro NY/NJ
New York City, NY	3,058	3,838	3,803	0.9%	96.7%	96.5%	0.2%	34,059	33,682	1.1%		0.9%
New York - Suburban	3,533	3,246	3,271	(0.8)%	95.3%	95.7%	(0.4)%	32,805	33,178	(1.1)%		(1.3)%
New Jersey	4,872	2,571	2,608	(1.4)%	96.8%	95.9%	0.9%	36,391	36,554	(0.4)%		(0.4)%
Metro NY/NJ	11,463	3,117	3,131	(0.4)%	96.3%	96.0%	0.3%	103,255	103,414	(0.2)%		(0.2)%

Mid-Atlantic
Washington Metro/Baltimore, MD	11,232	2,279	2,278	0.0%	96.2%	96.2%	0.0%	73,858	73,845	0.0%		0.1%
Mid-Atlantic	11,232	2,279	2,278	0.0%	96.2%	96.2%	0.0%	73,858	73,845	0.0%		0.1%

Pacific Northwest
Seattle, WA	4,116	2,379	2,406	(1.1)%	96.2%	95.9%	0.3%	28,266	28,481	(0.8)%		(0.5)%
Pacific Northwest	4,116	2,379	2,406	(1.1)%	96.2%	95.9%	0.3%	28,266	28,481	(0.8)%		(0.5)%

Northern California
San Jose, CA	3,535	3,185	3,192	(0.2)%	96.1%	96.2%	(0.1)%	32,466	32,573	(0.3)%		(0.3)%
Oakland-East Bay, CA	3,252	2,633	2,634	0.0%	96.6%	95.9%	0.7%	24,812	24,640	0.7%		0.7%
San Francisco, CA	3,349	3,541	3,549	(0.2)%	96.3%	95.9%	0.4%	34,270	34,210	0.2%		0.2%
Northern California	10,136	3,126	3,131	(0.2)%	96.3%	96.0%	0.3%	91,548	91,423	0.1%		0.2%

Southern California
Los Angeles, CA	9,802	2,510	2,509	0.0%	96.0%	95.5%	0.5%	70,892	70,461	0.6%		0.8%
Orange County, CA	2,821	2,238	2,234	0.2%	96.1%	95.3%	0.8%	18,197	18,023	1.0%		1.1%
San Diego, CA	2,066	2,216	2,208	0.4%	96.6%	96.0%	0.6%	13,272	13,145	1.0%		1.0%
Southern California	14,689	2,417	2,414	0.1%	96.1%	95.5%	0.6%	102,361	101,629	0.7%		0.9%

Total Established	59,802	$2,682	$2,685	(0.1)%	96.2%	95.9%	0.3%	$462,797	$462,054	0.2%	(4)	0.2%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2018.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)
Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities, excluding those with operations impacted by a casualty loss, as part of its Established Communities portfolio.

(4)
With uncollectible lease revenue included as a component of operating expenses instead of as an adjustment to revenue, rental revenue from Established Communities would have increased 0.3%. See Attachment 15, table 1, for additional detail and a reconciliation.

Attachment 6
AvalonBay Communities, Inc.
Full Year Rental Revenue and Occupancy Changes - Established Communities (1)
December 31, 2019
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
		Full Year 2019	Full Year 2018	% Change	Full Year 2019	Full Year 2018	% Change	Full Year 2019	Full Year 2018	% Change		% Change incl. Redev (3)
New England
Boston, MA	7,045	$2,699	$2,602	3.7%	95.6%	95.9%	(0.3)%	$218,020	$210,896	3.4%		3.7%
Fairfield, CT	1,121	2,429	2,402	1.1%	96.4%	96.7%	(0.3)%	31,495	31,231	0.8%		0.9%
New England	8,166	2,662	2,575	3.4%	95.7%	96.0%	(0.3)%	249,515	242,127	3.1%		3.3%

Metro NY/NJ
New York City, NY	3,058	3,789	3,672	3.2%	96.3%	96.1%	0.2%	133,843	129,453	3.4%		2.9%
New York - Suburban	3,533	3,242	3,140	3.2%	95.6%	96.3%	(0.7)%	131,411	128,144	2.5%		2.7%
New Jersey	4,872	2,573	2,532	1.6%	96.6%	96.3%	0.3%	145,249	142,608	1.9%		2.1%
Metro NY/NJ	11,463	3,104	3,024	2.6%	96.2%	96.2%	0.0%	410,503	400,205	2.6%		2.6%

Mid-Atlantic
Washington Metro/Baltimore, MD	11,232	2,256	2,195	2.8%	96.2%	96.0%	0.2%	292,691	284,131	3.0%		3.1%
Mid-Atlantic	11,232	2,256	2,195	2.8%	96.2%	96.0%	0.2%	292,691	284,131	3.0%		3.1%

Pacific Northwest
Seattle, WA	4,116	2,368	2,284	3.7%	96.2%	96.2%	0.0%	112,553	108,549	3.7%		3.6%
Pacific Northwest	4,116	2,368	2,284	3.7%	96.2%	96.2%	0.0%	112,553	108,549	3.7%		3.6%

Northern California
San Jose, CA	3,535	3,156	3,018	4.6%	96.3%	96.6%	(0.3)%	128,971	123,709	4.3%		4.3%
Oakland-East Bay, CA	3,252	2,620	2,577	1.7%	96.2%	96.2%	0.0%	98,360	96,756	1.7%		2.1%
San Francisco, CA	3,349	3,530	3,422	3.2%	96.0%	96.3%	(0.3)%	136,223	132,414	2.9%		2.9%
Northern California	10,136	3,107	3,011	3.2%	96.2%	96.4%	(0.2)%	363,554	352,879	3.0%		3.1%

Southern California
Los Angeles, CA	9,802	2,495	2,417	3.2%	95.8%	96.0%	(0.2)%	281,153	272,848	3.0%		3.7%
Orange County, CA	2,821	2,218	2,167	2.4%	96.1%	95.7%	0.4%	72,156	70,190	2.8%		2.3%
San Diego, CA	2,066	2,198	2,148	2.3%	95.9%	96.2%	(0.3)%	52,247	51,199	2.0%		2.0%
Southern California	14,689	2,400	2,330	3.0%	95.9%	96.0%	(0.1)%	405,556	394,237	2.9%		3.3%

Total Established	59,802	$2,661	$2,584	3.0%	96.0%	96.1%	(0.1)%	$1,834,372	$1,782,128	2.9%	(4)	3.1%

(1)
Established Communities are communities with Stabilized Operations as of January 1, 2018 such that a comparison of full year 2018 to full year 2019 is meaningful. Full year 2018 operating results for Established Communities have been adjusted to reflect uncollectible lease revenue as a reduction of revenue for comparable presentation to full year 2019 operating results. See Attachment 15, table 1, for additional detail and a reconciliation.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)
Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities, excluding those with operations impacted by a casualty loss, as part of its Established Communities portfolio.

(4)
With concessions reflected on a cash basis, rental revenue from Established Communities increased 2.8% between years. See Attachment 15, table 10, for additional detail and a reconciliation. With uncollectible lease revenue included as a component of operating expenses instead of as an adjustment to revenue, rental revenue from Established Communities would have remained consistent with an increase of 2.9%. See Attachment 15, table 1, for additional detail and a reconciliation.

Attachment 7
AvalonBay Communities, Inc.
Operating Expenses ("Opex") - Established Communities (1)
December 31, 2019
(Dollars in thousands)
(unaudited)

	Q4 2019	Q4 2018	% Change	Q4 2019 % of Total Opex	Full Year 2019	Full Year 2018	% Change	Full Year 2019 % of Total Opex

Property taxes (2)	$49,456	$46,444	6.5%	38.7%	$192,817	$186,714	3.3%	37.2%
Payroll (3)	28,543	28,544	—%	22.3%	118,541	116,126	2.1%	22.8%
Repairs & maintenance (4)	19,415	21,003	(7.6)%	15.2%	85,917	83,462	2.9%	16.6%
Utilities (5)	11,658	11,007	5.9%	9.1%	47,129	47,224	(0.2)%	9.1%
Office operations (6)	10,829	10,173	6.4%	8.5%	41,258	40,656	1.5%	7.9%
Insurance (7)	5,477	3,857	42.0%	4.3%	21,674	18,442	17.5%	4.2%
Marketing (8)	2,447	3,527	(30.6)%	1.9%	11,531	12,166	(5.2)%	2.2%
Total Established Communities Operating Expenses	$127,825	$124,555	2.6%	100.0%	$518,867	$504,790	2.8%	100.0%

(1)
Operating expenses for Established Communities exclude indirect costs for corporate-level property management and other support-related expenses. For comparability purposes, Q4 and Full Year 2019 results have been adjusted to present uncollectible lease revenue as a reduction of revenue. Had uncollectible lease revenue been presented as a component of office operations, total Established Communities operating expenses would have increased 3.3% and 2.6% during the three and twelve months ended December 31, 2019, respectively, as compared to the prior year periods. See Attachment 15, table 1, for additional detail and a reconciliation.

(2)
Property taxes increased for the three and twelve months ended December 31, 2019 over the prior year periods primarily due to increased assessments and rates in the Company's East Coast markets, as well as successful appeals in the Company's Pacific Northwest market in the prior year periods, partially offset by decreased tax rates in the Pacific Northwest. The increase for the twelve months ended December 31, 2019 is also partially offset by a successful appeal in Northern California in the current year period.

(3)
Payroll costs increased for the twelve months ended December 31, 2019 over the prior year periods primarily due to merit increases in associate compensation and increased benefits costs, partially offset by decreased bonuses and a reduction in the number of on-site leasing and management associates.

(4)
Repairs and maintenance decreased for the three months ended December 31, 2019 from the prior year period primarily due to timing and decreased spending for various maintenance projects and decreased turnover costs.

(5)
Utilities represents aggregate utility costs, net of resident reimbursements. The increase for the three months ended December 31, 2019 over the prior year period is primarily due to increased water taxes in Southern California, an increase in costs for gas due to climate credits in Southern California received in the prior year period, and electricity costs resulting from increased rates. The decrease for the twelve months ended December 31, 2019 from the prior year period is primarily due to a decrease in electric consumption resulting from the Company's solar and lighting sustainability initiatives, increased recoveries for water submetering and a decrease in costs for gas from the receipt of climate credits in Southern California.

(6)
Office operations includes administrative costs, land lease expense and association and license fees. Refer to (1) above for discussion of uncollectible lease revenue. The increases for the three and twelve months ended December 31, 2019 over the prior year periods are primarily due to an increase in legal costs, temporary help and third party security costs and association fees. The increase for the twelve months ended December 31, 2019 is also due to an increase in land lease costs, partially offset by a decrease in government license fees.

(7)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increases for the three and twelve months ended December 31, 2019 over the prior year periods are primarily due to recoveries in the prior year periods, the timing of claims and increased property insurance premiums and deductibles. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(8)
Marketing costs decreased for the three and twelve months ended December 31, 2019 from the prior year periods primarily due to decreased customer service incentives and internet advertising costs in the current year periods, as well as other initiatives related to centralized lead management.

Attachment 8
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
December 31, 2019
(Dollars in thousands except per home data)
(unaudited)

		Full Year 2019 Maintenance Expensed Per Home			Categorization of Full Year 2019 Additional Capitalized Value (2)
Current Communities	Apartment Homes (1)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)(6)	Asset Preservation	2019 Additional Capitalized Value	NOI Enhancing Per Home (6)	Asset Preservation Per Home

Established Communities	59,802	$141	$2,278	$2,419	$—		$42,204	$86,120	$128,324	$706	$1,440
Other Stabilized Communities	10,677	57	2,247	2,304	408,340	(7)	1,326	3,165	412,831	$124	$296
Redevelopment Communities (8)	3,941	90	2,486	2,576	76,274		—	—	76,274	—	—
Development Communities (8)(9)	8,659	2	462	464	577,004		—	—	577,004	—	—
Dispositions	—	—	—	—	(282,765)		—	—	(282,765)	—	—
Total	83,079	$113	$2,095	$2,208	$778,853		$43,530	$89,285	$911,668	N/A	N/A

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)
Policy is to capitalize expenditures for the acquisition or development of new assets or expenditures that extend the life of existing assets that will benefit the Company for periods greater than a year.

(3)	Other maintenance includes maintenance, landscaping and redecorating costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized spend related to recognized casualty losses, if applicable.
(5)	Includes $547 in rebates received during the year ended December 31, 2019, primarily related to NOI Enhancing Capex incurred during 2018.
(6)
This Attachment excludes capitalized expenditures for the retail component of communities, which the Company classifies as NOI Enhancing. Established Communities and Other Stabilized Communities exclude $1,813 and $306, respectively, related to retail space.

(7)	Represents acquired communities, including those from joint venture partners, coupled with commitment close-outs and construction true-ups on recently constructed communities.
(8)	Represents communities that were under construction/reconstruction during the period, including communities where construction/reconstruction has been completed.
(9)	Includes amounts spent for The Park Loggia.

Other Capitalized Costs
	Interest	Overhead
Q1 2019	$17,589	$11,775
Q2 2019	$17,127	$12,605
Q3 2019	$15,443	$12,538
Q4 2019	$12,664	$11,250

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of December 31, 2019
(unaudited)

Community Information			Number	Total	Schedule					%	%	%	%
			of	Capital				Full Qtr	Avg Rent	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Per				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Home	As of January 13, 2020			Q4 '19

	Communities Under Construction:
1.	Avalon Teaneck	Teaneck, NJ	248	$73	Q4 2016	Q2 2019	Q1 2020	Q2 2020	$2,545	100%	85%	79%	59%
2.	Avalon North Creek	Bothell, WA	316	84	Q4 2017	Q2 2019	Q1 2020	Q2 2020	1,965	100%	85%	79%	56%
3.	Avalon Norwood	Norwood, MA	198	61	Q2 2018	Q3 2019	Q1 2020	Q3 2020	2,480	79%	70%	55%	32%
4.	Avalon Public Market	Emeryville, CA	289	175	Q4 2016	Q3 2019	Q3 2020	Q4 2020	3,605	52%	54%	42%	38%
5.	Avalon Yonkers	Yonkers, NY	590	189	Q4 2017	Q3 2019	Q4 2020	Q2 2021	2,860	27%	25%	21%	15%
6.	AVA Hollywood (1)	Hollywood, CA	695	373	Q4 2016	Q4 2019	Q4 2020	Q1 2021	3,380	20%	17%	12%	5%
7.	Avalon Towson	Towson, MD	371	114	Q4 2017	Q1 2020	Q4 2020	Q2 2021	2,065	—	—	—	—
8.	Avalon Walnut Creek II	Walnut Creek, CA	200	111	Q4 2017	Q1 2020	Q3 2020	Q1 2021	3,465	—	—	—	—
9.	Avalon Doral	Doral, FL	350	114	Q2 2018	Q2 2020	Q3 2020	Q3 2021	2,275	—	—	—	—
10.	Avalon East Harbor	Baltimore, MD	400	139	Q3 2018	Q3 2020	Q3 2021	Q4 2021	2,615	—	—	—	—
11.	Avalon Old Bridge	Old Bridge, NJ	252	66	Q3 2018	Q2 2020	Q1 2021	Q3 2021	2,355	—	—	—	—
12.	Avalon Newcastle Commons II	Newcastle, WA	293	106	Q4 2018	Q3 2020	Q2 2021	Q4 2021	2,460	—	—	—	—
13.	Twinbrook Station	Rockville, MD	238	66	Q4 2018	Q3 2020	Q1 2021	Q3 2021	1,710	—	—	—	—
14.	Avalon Harrison (1)	Harrison, NY	143	76	Q4 2018	Q1 2021	Q1 2022	Q2 2022	3,780	—	—	—	—
15.	Avalon Brea Place	Brea, CA	653	290	Q2 2019	Q1 2021	Q2 2022	Q3 2022	2,785	—	—	—	—
16.	Avalon Foundry Row	Owings Mills, MD	437	100	Q2 2019	Q1 2021	Q1 2022	Q3 2022	1,805	—	—	—	—
17.	Avalon Marlborough II	Marlborough, MA	123	42	Q2 2019	Q2 2020	Q4 2020	Q1 2021	2,465	—	—	—	—
18.	Avalon Acton II	Acton, MA	86	31	Q4 2019	Q3 2020	Q4 2020	Q1 2021	2,610	—	—	—	—
19.	Avalon Woburn	Woburn, MA	350	121	Q4 2019	Q3 2021	Q2 2022	Q3 2022	2,610	—	—	—	—
20.	AVA RiNo	Denver, CO	246	87	Q4 2019	Q1 2022	Q2 2022	Q4 2022	2,230	—	—	—	—
21.	Avalon Monrovia	Monrovia, CA	154	68	Q4 2019	Q1 2021	Q3 2021	Q4 2021	3,010	—	—	—	—
22.	Avalon Alderwood Mall (2)	Lynnwood, WA	328	110	Q4 2019	Q3 2021	Q2 2022	Q3 2022	2,295	—	—	—	—
	Communities Under Construction Subtotal / Weighted Average
			6,960	$2,596					$2,615

	Communities Completed this Quarter:
1.	Avalon Boonton	Boonton, NJ	350	$93	Q3 2016	Q1 2019	Q4 2019	Q2 2020	$2,505	100%	91%	91%	80%
2.	Avalon Belltown Towers (1) (3)	Seattle, WA	274	147	Q4 2016	Q2 2019	Q4 2019	Q3 2020	$3,470	100%	62%	58%	55%
3.	Avalon Saugus (1)	Saugus, MA	280	93	Q2 2018	Q2 2019	Q4 2019	Q3 2020	$2,415	100%	69%	64%	55%
	Communities Completed Subtotal / Weighted Average		904	$333					$2,770

	Total/Weighted Average Under Construction and Completed this quarter		7,864	$2,929					$2,630

	Total Weighted Average Projected NOI as a % of Total Capital Cost			5.9%

Asset Cost Basis (millions) (4)(5):
	Total Capital Cost, under construction and completed			$3,592
	Total Capital Cost, disbursed to date			(2,559)
	Total Capital Cost, remaining to invest			$1,033

(1)	Developments containing at least 10,000 square feet of retail space include AVA Hollywood (19,000 sf), Avalon Harrison (27,000 sf), Avalon Belltown Towers (11,000 sf), and Avalon Saugus (23,000 sf).

(2)
The Company is developing this project through an unconsolidated joint venture, in which the Company owns a 50.0% interest. Total Capital Cost is for the venture and total weighted average Projected NOI as a percent of Total Capital Cost excludes this venture.

(3)	Leased and occupied metrics exclude 20% of the apartment homes, which have been leased on a temporary basis to a third-party hotel operator effective August 2019.

(4)
Includes the communities presented and The Park Loggia, which contains 172 for-sale residential condominiums and 67,000 square feet of retail space, and was developed for a Total Capital Cost of $626,000,000. The Company completed the first residential condominiums and initial retail space in Q2 2019, with full completion in Q4 2019. The Company is proceeding with the sale of the residential condominiums and commenced closings in 2020.

(5)
Includes the communities presented and one additional community with 323 apartment homes representing $91 million in Total Capital Costs which has completed construction but not yet achieved Stabilized Operations for the full quarter. Q4 2019 NOI for these communities was $6 million. Additionally, Q4 2019 NOI for the retail portion of The Park Loggia was $1 million.

Attachment 10

AvalonBay Communities, Inc.
Future Development as of December 31, 2019
(unaudited)

DEVELOPMENT RIGHTS

		Estimated	Total Capital
	# of Rights	Number	Cost
		of Homes	(millions)

Development Rights as of 12/31/2018	28	9,769	$4,124

Q1, Q2, & Q3 2019
Q1, Q2, & Q3 Additions	9	2,463	$773
Q1, Q2, & Q3 Construction starts	(3)	(1,213)	(432)
Q1, Q2, & Q3 Adjustments to existing Development Rights	(3)	(1,025)	(248)
Development Rights as of 9/30/2019	31	9,994	$4,217

Q4 2019
Q4 2019 Additions	2	1,009	$382
Q4 2019 Construction starts	(5)	(1,164)	(417)
Q4 2019 Adjustments to existing Development Rights	(1)	(252)	35
Development Rights as of 12/31/2019	27	9,587	$4,217

Current Development Rights by Region as of December 31, 2019

New England	3	424	$164
Metro NY/NJ	12	5,171	2,260
Mid-Atlantic	—	—	—
Pacific Northwest	3	1,223	446
Northern California	4	1,198	714
Southern California	2	637	326
Southeast Florida	1	254	99
Denver	2	680	208
	27	9,587	$4,217

Current Development Rights by Classification as of December 31, 2019

Conventional	20	6,270	$2,273
Asset Densification	5	1,907	959
Public-Private Partnership	2	1,410	985
	27	9,587	$4,217

Attachment 11
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
December 31, 2019
(Dollars in thousands)
(unaudited)

				Select Operating Information
		Company	Number of	NOI (2)(3)		Disposition Gains and Other Activity (2)(4)		Debt
Unconsolidated Real Estate	Number of	Ownership	Apartment	Q4	Full Year	Q4	Full Year	Principal	Interest
Investments (1)	Communities	Percentage	Homes	2019	2019	2019	2019	Amount (2)	Rate (5)

NYTA MF Investors LLC	5	20.0%	1,301	$10,809	$39,299	$—	$—	$395,939	3.88%
U.S. Fund	4	28.6%	741	4,379	20,384	21,748	21,748	150,916	3.58%
Multifamily Partners AC JV LP (the “AC JV”)	2	20.0%	529	3,642	13,673	—	—	111,653	(6) 6.00%
MVP I, LLC	1	25.0%	313	3,021	11,704	—	—	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	632	2,887	—	—	21,610	3.40%
Total Unconsolidated Real Estate Investments	13		3,189	$22,483	$87,947	$21,748	$21,748	$783,118	4.03%

(1)	Excludes development joint ventures.

(2)	NOI, outstanding indebtedness and disposition gains and other activity are presented at 100% ownership.

(3)
NOI includes $435 and $5,068 in Q4 and full year 2019, respectively, from one U.S. Fund community and the adjacent marina disposed of during the year ended December 31, 2019. NOI excludes $1,385 and $6,250 in Q4 and full year 2019, respectively, from North Point II JV, LP. During 2019, the Company acquired its partner's 45% interest in the venture that owned AVA North Point, a 265 apartment home community located in Cambridge, MA, and now consolidates the community. NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.

(4)
Disposition gains and other activity is composed primarily of gains on disposition of unconsolidated real estate investments, of which the Company's portion is included in joint venture income as presented on Attachment 1 - Condensed Consolidated Operating Information. The Company's portion of income from disposition gains and other activity for Q4 and full year 2019 was $5,788, related to a disposition by the U.S. Fund. The Company's portion of income from disposition gains and other activity for Q4 and full year 2018 was $2,019 and $10,655, respectively, related to dispositions by the U.S. Fund and the AC JV.

(5)	Represents the weighted average interest rate as of December 31, 2019.

(6)	Borrowing is comprised of loans made by the equity investors in the venture in proportion to their equity interests.

Attachment 12
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
December 31, 2019
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2020	$127,511	$400,000	$527,511
Fixed rate	$479,221	3.9%	2021	37,148	550,000	587,148
Variable rate	476,150	3.2%	2022	9,918	550,000	559,918
Subtotal, secured notes	955,371	3.5%	2023	10,739	600,000	610,739
			2024	11,577	450,000	461,577
Unsecured notes			2025	12,508	825,000	837,508
Fixed rate	5,850,000	3.7%	2026	13,545	775,000	788,545
Variable rate	550,000	2.7%	2027	200,080	400,000	600,080
Subtotal, unsecured notes	6,400,000	3.6%	2028	20,607	450,000	470,607
			2029	77,992	450,000	527,992
Variable rate facility (3)	—	—	Thereafter	433,746	950,000	1,383,746
Total Debt	$7,355,371	3.6%		$955,371	$6,400,000	$7,355,371

SELECT DEBT METRICS

Net Debt-to-Core EBITDAre (4)	4.6x	Interest Coverage (4)	7.3x	Unencumbered NOI (4)	93%	Weighted avg years to maturity of total debt (2)	8.9

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	December 31, 2019	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	26.4%	<	65%
Combined EBITDA to Combined Debt Service	6.38x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	22.1%	<	65%
Secured Indebtedness to Capitalization Value (5)	3.8%	<	40%

Unsecured Senior Notes Covenants (6)	December 31, 2019	Requirement

Total Outstanding Indebtedness to Total Assets (7)	31.3%	<	65%
Secured Indebtedness to Total Assets (7)	4.0%	<	40%
Unencumbered Assets to Unsecured Indebtedness	338.5%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	7.12x	>	1.50x

(1)
Rates are as of December 31, 2019 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's unsecured credit facility and any associated issuance discount, mark-to-market discounts and deferred financing costs if applicable.

(3)	Represents amounts outstanding at December 31, 2019 under the Company's $1.75 billion unsecured credit facility.

(4)	See Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of December 31, 2019, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 13
AvalonBay Communities, Inc.
Summary of Disposition Activity (1)
December 31, 2019
(Dollars in thousands)
(unaudited)

	Weighted Average			Accumulated		Weighted Average	Weighted Average
Number of	Investment Period	Gross Sales		Depreciation	Economic	Initial Year Mkt.	Unleveraged
Communities Sold	(Years)	Price	GAAP Gain	and Other	Gain (Loss)	Cap Rate	IRR

2010 - 2014:
21 Communities (2)	13.2	$1,872,440	$740,403	$256,790	$483,613	5.1%	12.0%

2015:
3 Communities	11.5	$265,500	$115,625	$47,451	$68,174	5.3%	10.1%

2016:
7 Communities (3)	15.3	$522,850	$370,301	$112,492	$257,809	5.3%	13.0%

2017:
6 Communities	9.6	$475,500	$251,163	$88,082	$163,081	5.3%	11.0%

2018:
8 Communities (4)	6.7	$618,750	$195,115	$102,170	$92,945	4.6%	7.6%

2019:
6 Communities	9.8	$427,600	$166,105	$95,233	$70,872	4.6%	8.2%

2010 - 2019 Total:
51 Communities	11.4	$4,182,640	$1,838,712	$702,218	$1,136,494	5.0%	11.3%

(1)	Provides disposition activity for consolidated communities for the most recent 10 year period.

(2)	Communities sold during this period include the following considerations:

i.	2010 GAAP and Economic Gains include the recognition of $2,675 in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

ii.
2010 Gross Sales Price and GAAP and Economic Gains include the disposition of Avalon on the Sound, a consolidated community that was previously held in a joint venture for a portion of the Company's investment period. This community is not included in the calculation of Weighted Average Investment Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

iii.	2011 results exclude the Company's proportionate GAAP gain of $7,675 associated with an asset exchange.

iv.
2012 GAAP and Economic Gains include the recognition of $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

v.
2013 and 2014 results include the sale of four and two Archstone communities, respectively, for Gross Sales Price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to the short investment period.

(3)	2016 GAAP and Economic Gains exclude the impact of the consolidation of Avalon Clarendon, for which the Company recognized a gain of $4,322.

(4)	2018 results exclude the five communities the Company contributed to the NYC Joint Venture.

Attachment 14
AvalonBay Communities, Inc.
2020 Financial Outlook
As of February 5, 2020
(dollars in millions, except per share and apartment home data)
(unaudited)

Key Outputs (1)						Key Capital Items (7)

	2019 Actual	2020 Projected			Projected Growth (2)	New capital sourced from asset and condominium sales and capital markets activity		$1,425

EPS	$5.63	$5.89	to	$6.29	8.2%	Capital used for development and redevelopment activity, including land		$1,000
FFO per share	$9.18	$9.46	to	$9.86	5.2%
Core FFO per share	$9.34	$9.62	to	$10.02	5.1%	Capital used for debt redemptions and amortization		$770

						Projected change in cash and cash equivalents during 2020*		$—
Assumptions
						* Represents cash and cash equivalents as of December 31, 2019 of $40 and projected cash and cash equivalents as of December 31, 2020 of $40.
2020 Growth Assumptions - AvalonBay markets (3)
Expected job growth					0.8%
Expected total wage growth					3.5%	Additional Information
Expected apartment deliveries					1.8%		Apartment Homes	Q4 2019 NOI (1)
					2020 Projected
2020 Established Communities assumptions (4):						Q4 2019 NOI - restated for 2020 segments (4)
Revenue change					2.2% to 3.2%	Established	69,821	$391,785
Operating expense change					1.3% to 2.3%	Other Stabilized	5,300	22,213
NOI change					2.5% to 3.5%	Redevelopment	422	2,136
						Development	7,536	6,113
Capitalized interest					$37 to $47	Total consolidated communities	83,079	$422,247

Expected capital cost for Development Communities:						Core FFO adjustment related to the for-sale residential condominiums at The Park Loggia
Started in 2020 (AVB share / gross)					$800 to $1,000 /
					$1,000 to $1,200
Completed in 2020					$1,365	Expensed costs incurred (8)		$5
						GAAP gain on sales, net (9)		(5)
Development homes completed and delivered in 2020					3,100	Imputed carry cost (10)		11
Development homes occupied in 2020					2,925	Total Core FFO adjustments		$11
2020 Projected NOI - Development (5)					$57 to $67
						Total Core FFO adjustments (per share)		$0.08

	2019 Actual	2020 Projected
Expensed overhead - Core FFO (6)	$150	$153-$163

(1)
See Attachment 15 for Definitions and Reconciliations of Non-GAAP Financial Measures, including the reconciliation of Projected EPS to Projected FFO per share and Projected FFO per share to Projected Core FFO per share.

(2)	Data generally represents the mid-point of management's expected ranges for 2020.

(3)
Sources: National Association for Business Economics, Moody's Analytics, Axiometrics and AVB Market Research Group. Expected apartment deliveries reflect new market rate apartment deliveries as a percentage of existing market rate apartment stock. AvalonBay markets exclude expansion markets (Southeast Florida and Denver).

(4)	Beginning January 1, 2020, the Company has updated its definition of Stabilized Operations and Redevelopment Communities. See Attachment 15 for the Company's updated definitions.

(5)	Includes Projected NOI of $6.0 to $7.0 for the retail portion of The Park Loggia.

(6)
Expensed overhead - Core FFO includes general and administrative expense and property management and other indirect operating expenses but excludes legal settlements, severance related costs and advocacy contributions as detailed as reconciling items between FFO and Core FFO. These reconciling items can be found on Attachment 15, table 4 for 2019 and Attachment 15, table 9 for 2020.

(7)	2020 data represents mid-points of management's expected ranges for 2020.

(8)	Operating expenses incurred for condominium homes include property taxes, marketing expenses, sales staff and other operating costs.

(9)	Reflects GAAP gain after taxes and costs of sales on condominium homes projected to be sold during 2020. Projected gross proceeds from sales are expected to be $230 to $250 in 2020.

(10)
Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt rate.

Attachment 15

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
December 31, 2019
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

Average Rent per Home, as calculated for certain Development Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Business Segment Operating Results included in this release presents the Company’s business segment financial information for all reporting periods on a comparable basis, with the charge for uncollectible lease revenue included as an adjustment to revenue. Historically for periods prior to January 1, 2019, the Company presented charges related to uncollectible lease revenue in operating expenses. With the Company’s adoption of ASU 2016-02, Leases, the Company is presenting such charges as an adjustment to revenue in its consolidated GAAP financial statements on a prospective basis, beginning January 1, 2019. However, for reported segment financial information, including for Established Communities, the Company has also included such charges as an adjustment to revenue for all prior year periods presented in order to provide comparability.

Established Communities

A reconciliation of total revenue, rental revenue and operating expenses for Established Communities, as presented in this release, to results prior to the adjustment for uncollectible lease revenue is as follows (dollars in thousands):

TABLE 1
	Q4 2019	Q4 2018	Q4 2019 to Q4 2018 % Change	Q3 2019	Q4 2019 to Q3 2019 % Change	Full Year 2019	Full Year 2018	Full Year 2019 to Full Year 2018 % Change
Total revenue, excluding uncollectible lease revenue	$466,210	$453,861	2.7%	$464,681	0.3%	$1,845,925	$1,793,343	2.9%
Uncollectible lease revenue	(2,902)	(2,009)	44.4%	(2,244)	29.3%	(9,586)	(10,230)	(6.3)%
Total revenue, including uncollectible lease revenue	463,308	451,852	2.5%	462,437	0.2%	1,836,339	1,783,113	3.0%

Rental revenue, excluding uncollectible lease revenue	465,699	453,529	2.7%	464,298	0.3%	1,843,958	1,792,358	2.9%
Uncollectible lease revenue	(2,902)	(2,009)	44.4%	(2,244)	29.3%	(9,586)	(10,230)	(6.3)%
Rental revenue, including uncollectible lease revenue	462,797	451,520	2.5%	462,054	0.2%	1,834,372	1,782,128	2.9%

Operating expenses, excluding uncollectible lease revenue	127,825	124,555	2.6%	134,221	(4.8)%	518,867	504,790	2.8%
Uncollectible lease revenue	2,902	2,009	44.4%	2,244	29.3%	9,586	10,230	(6.3)%
Operating expenses, including uncollectible lease revenue	$130,727	$126,564	3.3%	$136,465	(4.2)%	$528,453	$515,020	2.6%

Attachment 15

Other Reported Operating Results

A reconciliation of rental revenue and operating expenses, for results for periods presented in this release prior to the adjustment for uncollectible lease revenue, is as follows (dollars in thousands):

TABLE 2
	Q4 2018
	Established	Other Stabilized	Redevelopment	Development
Rental revenue, excluding uncollectible lease revenue	$453,529	$71,079	$29,541	$2,282
Uncollectible lease revenue	(2,009)	(746)	(151)	(5)
Rental revenue, including uncollectible lease revenue	451,520	70,333	29,390	2,277

Operating expenses, excluding uncollectible lease revenue	124,555	21,598	9,230	1,179
Uncollectible lease revenue	2,009	746	151	5
Operating expenses, including uncollectible lease revenue	$126,564	$22,344	$9,381	$1,184

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fifth Amended and Restated Revolving Loan Agreement dated as of February 28, 2019 and the Company’s Amended and Restated Term Loan Agreement dated February 28, 2019, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture is excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2018 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development Communities are communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Attachment 15

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

•
Asset Densification Development Rights are when the Company develops additional apartment homes at existing stabilized operating communities the Company owns on land currently associated with those operating communities.

•
Conventional Development Rights are when the Company either has an option to acquire the land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns the land to develop a new community.

•
Public-Private Partnership Development Rights are when the Company has (i) an option to acquire the land, (ii) an option to enter into a leasehold interest or (iii) entered into a long-term conditional contract to purchase the land, where the Company is the designated developer in a public-private partnership with a local government entity.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned operating communities disposed of during the year ended December 31, 2019 is presented elsewhere on Attachment 13.

Established Communities are consolidated communities in the markets where the Company has a significant presence and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2019 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2018, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Attachment 15

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 3
Q4
2019
Net income	$167,671
Interest expense, net, inclusive of loss on extinguishment of debt, net	54,190
Income tax expense	1,825
Depreciation expense	171,364
EBITDA	$395,050

Gain on sale of communities	(256)
Joint venture EBITDAre adjustments (1)	(2,079)
EBITDAre	$392,715

Gain on other real estate transactions	(65)
Lost NOI from casualty losses covered by business interruption insurance	265
Business interruption insurance proceeds	(527)
Advocacy contributions	50
Severance related costs	60
Development pursuit write-offs and expensed transaction costs, net	2,093
For-sale condominium marketing and administrative costs	1,286
Asset management fee intangible write-off and other joint venture losses	52
Legal settlements	(2,221)
Core EBITDAre	$393,708

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by NAREIT. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 15

TABLE 4
	Q4	Q4	Full Year	Full Year
	2019	2018	2019	2018
Net income attributable to common stockholders	$167,650	$385,734	$785,974	$974,525
Depreciation - real estate assets, including joint venture adjustments	171,314	158,838	666,563	629,814
Distributions to noncontrolling interests	12	11	46	44
Gain on sale of unconsolidated entities holding previously depreciated real estate	(5,788)	(2,019)	(5,788)	(10,655)
Gain on sale of previously depreciated real estate	(256)	(242,532)	(166,105)	(374,976)
FFO attributable to common stockholders	332,932	300,032	1,280,690	1,218,752

Adjusting items:
Joint venture losses (1)	87	538	87	852
Joint venture promote (2)	—	—	—	(925)
Impairment loss on real estate	—	826	—	826
Casualty gain, net on real estate (3)	—	—	—	(612)
Business interruption insurance proceeds	(527)	(26)	(1,441)	(26)
Lost NOI from casualty losses covered by business interruption insurance	265	—	675	1,730
Loss on extinguishment of consolidated debt	—	14,775	602	17,492
Advocacy contributions	50	2,040	50	3,489
Severance related costs	60	884	2,327	1,466
Development pursuit write-offs and expensed transaction costs, net	2,093	19	3,782	280
For-sale condominium marketing and administrative costs	1,286	547	3,812	1,044
For-sale condominium imputed carry cost (4)	4,121	—	6,351	—
Gain on other real estate transactions	(65)	(9)	(439)	(344)
Legal settlements (5)	(2,221)	146	(6,292)	513
Income tax expense (benefit) (6)	1,825	(251)	13,003	(251)
Core FFO attributable to common stockholders	$339,906	$319,521	$1,303,207	$1,244,286

Average shares outstanding - diluted	139,968,027	138,463,943	139,571,550	138,289,241

Earnings per share - diluted	$1.20	$2.79	$5.63	$7.05
FFO per common share - diluted	$2.38	$2.17	$9.18	$8.81
Core FFO per common share - diluted	$2.43	$2.31	$9.34	$9.00

(1) Amounts are primarily composed of the write-off of asset management fee intangibles associated with the disposition of communities in the U.S. Fund and the AC JV.
(2) Amount for full year 2018 represents the Company's promoted interest in AvalonBay Value Added Fund II, L.P.
(3) Amount for full year 2018 consists primarily of legal settlement proceeds for construction defects at a community acquired as part of the Archstone acquisition.
(4) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.

(5) Amounts for 2019 include $2,237 in legal settlement proceeds related to a construction defect at a community, and amount for full year 2019 also includes $3,126 in legal settlement proceeds related to a former Development Right.

(6) Amount for full year 2019 consists of $5,782 related to GAAP to tax basis differences at The Park Loggia development and $7,221 related to the other activity the Company undertook through taxable REIT subsidiaries ("TRS"), including the disposition of two wholly-owned operating communities and deferred tax obligations related to the Company's sustainability initiatives.

Attachment 15

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended December 31, 2019 is as follows (dollars in thousands):

TABLE 5

Core EBITDAre	$393,708

Interest expense, net	$54,190

Interest Coverage	7.3 times

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New move-in like-term effective rent change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal like-term effective rent change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in Market Rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Attachment 15

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes and the Company's variable rate unsecured credit facility) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized fourth quarter 2019 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 6

Total debt principal (1)	$7,355,371
Cash and cash in escrow	(127,614)
Net debt	$7,227,757

Core EBITDAre	$393,708

Core EBITDAre, annualized	$1,574,832

Net Debt-to-Core EBITDAre	4.6 times

(1) Balance at December 31, 2019 excludes $8,610 of debt discount and $32,742 of deferred financing costs as reflected in unsecured notes, net, and $14,464 of debt discount and $3,265 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture (income) loss, depreciation expense, corporate income tax expense (benefit), casualty and impairment loss (gain), net, gain on sale of communities, (gain) loss on other real estate transactions, for-sale condominium marketing and administrative costs and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

Attachment 15

TABLE 7
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2019	2018	2019	2019	2019	2019	2018
Net income	$167,671	$385,636	$279,709	$168,305	$170,418	$786,103	$974,175
Indirect operating expenses, net of corporate income	20,073	21,849	20,195	23,018	19,722	83,008	80,227
Expensed transaction, development and other pursuit costs, net of recoveries	2,428	1,052	175	1,766	622	4,991	3,265
Interest expense, net	54,190	55,180	51,493	50,010	47,892	203,585	220,974
Loss on extinguishment of debt, net	—	14,775	93	229	280	602	17,492
General and administrative expense	12,602	15,985	12,769	18,965	13,706	58,042	60,369
Joint venture (income) loss	(7,872)	(2,710)	(1,643)	(197)	1,060	(8,652)	(15,270)
Depreciation expense	171,364	158,914	165,463	162,693	162,057	661,578	631,196
Income tax expense (benefit)	1,825	(247)	11,184	—	(6)	13,003	(160)
Casualty and impairment loss, net	—	826	—	—	—	—	215
Gain on sale of communities	(256)	(242,532)	(130,484)	(20,530)	(14,835)	(166,105)	(374,976)
Gain on other real estate transactions	(65)	(9)	(73)	(34)	(267)	(439)	(345)
For-sale condominium marketing and administrative costs	1,286	547	1,108	945	473	3,812	1,044
NOI from real estate assets sold or held for sale	(999)	(15,200)	(1,785)	(4,215)	(5,318)	(12,318)	(79,372)
NOI	$422,247	$394,066	$408,204	$400,955	$395,804	$1,627,210	$1,518,834

Established:
New England	$42,332	$40,916	$41,746	$40,460	$40,440	$164,977	$159,394
Metro NY/NJ	74,131	72,783	72,476	73,212	71,843	291,662	284,344
Mid-Atlantic	53,492	51,543	51,474	51,073	51,052	207,091	200,381
Pacific NW	20,687	20,868	20,683	20,605	20,210	82,186	78,313
No. California	70,529	68,866	70,096	69,342	70,248	280,216	272,096
So. California	74,312	72,321	71,741	72,593	72,695	291,340	283,795
Total Established	335,483	327,297	328,216	327,285	326,488	1,317,472	1,278,323
Other Stabilized	53,823	45,508	51,205	49,560	47,857	202,445	159,745
Redevelopment	21,382	20,162	21,010	20,629	20,030	83,052	79,893
Development	11,559	1,099	7,773	3,481	1,429	24,241	873
NOI	$422,247	$394,066	$408,204	$400,955	$395,804	$1,627,210	$1,518,834

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 8
	Q4	Q4	Full Year	Full Year
	2019	2018	2019	2018

Revenue from real estate assets sold or held for sale	$1,421	$23,812	$21,441	$124,373
Operating expenses from real estate assets sold or held for sale	(422)	(8,612)	(9,123)	(45,001)
NOI from real estate assets sold or held for sale	$999	$15,200	$12,318	$79,372

Attachment 15

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for Redevelopment Communities.

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2019, or which we acquired during the year ended December 31, 2019. Other Stabilized Communities includes stabilized operating communities in the Company's expansion markets of Denver, Colorado, and Southeast Florida, but excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the full year 2020 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 9
	Low Range	High Range
Projected EPS (diluted) - Full Year 2020	$5.89	$6.29
Depreciation (real estate related)	4.86	5.26
Gain on sale of communities	(1.29)	(1.69)
Projected FFO per share (diluted) - Full Year 2020	9.46	9.86

Adjustments related to residential for-sale condominiums at The Park Loggia (1)	0.08	0.08
Other income, development pursuit and other write-offs	0.02	0.02
Severance related costs	0.02	0.02
Loss on extinguishment of consolidated debt	0.04	0.04
Projected Core FFO per share (diluted) - Full Year 2020	$9.62	$10.02

(1) See Attachment 14 - 2020 Financial Outlook for additional detail.

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Attachment 15

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the operations of the community, including occupancy levels and future rental rates. Beginning January 1, 2020, the Company has updated its definition of Redevelopment Communities, prospectively for all periods presented, to be communities with both (i) a capital investment exceeding the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy that is below or is expected to be below 90% during or as a result of the redevelopment activity.

Redevelopment Communities include two communities containing 665 apartment homes that are currently under active redevelopment as of December 31, 2019, with an expected Total Capital Cost of $45,000,000, of which $8,000,000 is remaining to invest.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q4	Q4	Full Year	Full Year
	2019	2018	2019	2018
Rental revenue (GAAP basis)	$462,797	$451,520	$1,834,372	$1,782,128
Concessions amortized	261	336	862	3,690
Concessions granted	(390)	(233)	(1,142)	(1,090)

Rental Revenue with Concessions
on a Cash Basis	$462,668	$451,623	$1,834,092	$1,784,728

% change -- GAAP revenue		2.5%		2.9%

% change -- cash revenue		2.4%		2.8%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment. Beginning January 1, 2020, the Company has updated its definition of Stabilized Operations/Restabilized Operations to be the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment. This threshold will be applied prospectively to all periods presented.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation retail tenants, such as tenant improvements and leasing commissions. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of December 31, 2019 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2019 is as follows (dollars in thousands):

Attachment 15

TABLE 11
Full Year 2019
NOI
NOI for Established Communities	$1,317,472
NOI for Other Stabilized Communities	202,445
NOI for Redevelopment Communities	83,052
NOI for Development Communities	24,241
NOI from real estate assets sold or held for sale	12,318
Total NOI generated by real estate assets	1,639,528
NOI on encumbered assets	109,454
NOI on unencumbered assets	$1,530,074

Unencumbered NOI	93%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.